SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 22, 2003

Date of Report (Date of earliest event reported)

Proxim Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30993	52-2198231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

935 Stewart Drive
Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBTI 99.1

Item 5. Other Events

     On July 22, 2003, Proxim Corporation (“Proxim” or the “Company”) issued a press release announcing that the Company had entered into a Securities Purchase Agreement with Warburg Pincus Private Equity VIII, L.P. (“Warburg”), Broadview Capital Partners L.P., Broadview Capital Partners Qualified Purchasers Fund L.P. and Broadview Capital Partners Affiliates Fund LLC (collectively with Warburg, the “Investors”), dated as of July 22, 2003, pursuant to which the Investors will collectively invest $30 million, and potentially up to $40 million, in Proxim. Proxim expects the proceeds of the investment to provide working capital for ongoing business operations as well as to fund certain one-time restructuring expenses, including the settlement of lease obligations as part of the restructuring, and for legal expenses related to the previously disclosed patent infringement litigation with Symbol Technologies.

     Under the terms of the Securities Purchase Agreement (the “Agreement”) and upon satisfaction of certain closing conditions, including the consent and approval of the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) as to the transactions contemplated by the Agreement, Proxim will issue to the Investors secured exchangeable promissory notes (the “Notes”) bearing interest at 25% per annum that will be exchanged, following stockholder approval, into shares of Series B convertible preferred stock (the “Series B Preferred”). Pursuant to the Notes, Proxim will be subject to limitations on incurrence of indebtedness, granting of liens, sale of material assets and the payment of dividends. The Series B Preferred, when issued, will be convertible into shares of Proxim’s common stock at an initial conversion price of $1.15 per share. The conversion price will be revised upward to the extent that the 15-day average closing price of Proxim’s common stock exceeds $2.00, and it will be revised downward to the extent that the 15-day average closing price of Proxim’s common stock falls below $0.88. In either case, the maximum adjustment will be $0.15 per share. The Series B Preferred will have rights to a liquidation preference that accretes at 12% per annum compounding quarterly for a 6-year life and that accelerates upon a Change of Control (as defined below), weighted average conversion price adjustments for dilutive issuances, and subscription rights in certain equity financings. Proxim will have the right to require conversion of the Series B Preferred after four years if the closing price of the Company’s common stock exceeds 300% of the conversion price for 30 consecutive trading days. Upon the issuance of the Series B Preferred, the Investors will also be granted warrants to acquire an aggregate of 18 million shares of common stock having an exercise price equal to $1.46 per share (the “New Warrants”).

     The shares of Series B Preferred to be issued upon exchange of the Notes and the New Warrants to be issued to investors are expected to represent approximately 21% of Proxim’s outstanding capital stock on an as-converted and as-exercised basis, excluding the outstanding employee options to purchase approximately 28.5 million shares of common stock.

     Proxim’s Series A convertible preferred stock (the “Series A Preferred”) and common stock warrants currently held by the Investors (the “Existing Warrants”) represented approximately 16.3% and 7.6%, respectively, of Proxim’s outstanding capital stock prior to this investment and, following the issuance of the Series B Preferred and New Warrants, are expected to represent an aggregate of approximately 15.5% and 7.0%, respectively, of Proxim’s outstanding capital stock on an as-converted and as-exercised basis (excluding employee options), and as adjusted to account for anti-dilution adjustments on the initial $30 million financing.

     As promptly as practicable following the initial closing of the $30 million Note financing, Proxim will call a special meeting of stockholders to approve the exchange of the Notes for shares of Series B Preferred, the issuance of the New Warrants and the potential issuance of an additional $10 million of Series B Preferred (the “Special Meeting”). In the event that Proxim’s stockholders do not approve the exchange of the Notes and the issuance of the Series B Preferred and New Warrants, the Notes must be repaid upon the earlier of the December 31, 2003 maturity date, or upon demand at any time following 30 days after the Special Meeting.

     Under the terms of the Agreement, in the event that (i) any person or company were to acquire 50% or more of Proxim’s common stock, (ii) the individuals who constitute Proxim’s Board of Directors, as of the date immediately following the Special Meeting and including the Investors’ designees, cease for any reason to constitute at least a majority of Proxim’s Board of Directors, (iii) Proxim were to experience a business combination transaction after which its stockholders will hold less than 50% of the stock of the combined company, or (iv) approval by the stockholders of a complete liquidation or dissolution of Proxim (each such event, a “Change of Control”), the Series B Preferred will convert into shares of Proxim’s common stock if, on conversion, the Series B Preferred will receive not less than 110% of its liquidation preference in the transaction. If not, the Series B Preferred will not automatically convert and may be put back to Proxim at a price equal to 101% of its liquidation preference. In the event of a Change of Control within six years of the closing of the financing, the liquidation preference of the Series B Preferred will be increased to include six years’ worth of interest accrual.

     In the event of an occurrence of a Change of Control of Proxim while the Notes are outstanding, the Investors will have the right to put the Notes to Proxim for an amount equal to 150% of the accrued value of the Notes. If at any time prior to the stockholder vote, Proxim’s Board of Directors withdraws or adversely modifies its recommendation to the stockholders to vote in favor of the exchange of the Notes, then the Notes shall become immediately due and Proxim must pay the Investors aggregate incremental interest of $1 million. In addition, the New Warrants to be issued in connection with the issuance of the Series B Preferred will be entitled upon the occurrence of a Change of Control to be valued at their full Black-Scholes valuation based upon the prior 180 trading days and the remaining life of the New Warrants.

     The Agreement also provides Proxim with the right to require the Investors to purchase an additional $10 million of Series B Preferred following stockholder approval for the 180-day period commencing on July 23, 2003. Proxim must redeem all shares of the Series B Preferred no later than the sixth anniversary of the closing of the financing.

     Proxim is required to file a registration statement on Form S-1, or if available, Form S-3 with the Securities and Exchange Commission (the “SEC”) within 30 days following the filing of Proxim’s annual report on Form 10-K with the SEC for the year ending December 31, 2003. Upon the effectiveness of such registration statement, the Investors will have the right to resell any shares of common stock issuable upon conversion of the Series B Preferred and Series A Preferred, the New Warrants and Existing Warrants and the shares of common stock issuable upon exercise of the New Warrants and Existing Warrants.

     After the Special Meeting and subject to certain limitations based upon the market price of Proxim’s common stock on the date of announcement or the date of issuance of the Series B Preferred, the holders of Series B Preferred will vote on an as-converted basis with holders of Proxim’s common stock, except that the separate approval of the holders of Series B Preferred is required in the event that Proxim were to amend its articles of incorporation or bylaws in a manner adverse to the Series B Preferred stockholders, offer to sell senior equity securities, redeem or repurchase any equity securities (other than from an employee, director or consultant), or make any payments or distributions, including dividends, with respect to its common stock.

     Warburg has agreed for the next four years to limit its voting rights to no more than 45% of the outstanding voting stock of Proxim. In addition, for so long as the Investors own at least 25% of the shares of Series B Preferred issued to them (including as owned and outstanding such shares of Proxim’s common stock issuable upon conversion of the shares of Series B Preferred and upon exercise of the New Warrants issued pursuant to the Agreement), the Investors will have the right to hold three out of a possible nine seats on Proxim’s Board of Directors. The Investors have further agreed to vote their shares in favor of any other director nominees appointed by an independent nominating committee and unanimously approved by the board of directors.

     The consummation of the transactions contemplated by the Agreement is contingent upon Proxim’s receipt of approval from Nasdaq and other customary closing conditions. If each of the conditions under the Agreement is not satisfied or waived, or if Proxim is unable to close the financing or secure alternative financing, Proxim may not have sufficient funds or commitments available to satisfy its obligations in connection with working capital needs.

     The Agreement, including exhibits, is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The press release announcing the financing transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing descriptions of such documents are qualified in their entirety by reference to Exhibit 2.1 and Exhibit 99.1.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION (Registrant)

Dated: July 29, 2003	By:	/s/ Keith E. Glover

Keith E. Glover Chief Financial Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit Number

2.1	Securities Purchase Agreement, dated as of July 22, 2003, by and among Proxim Corporation, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P., Broadview Capital Partners Qualified Purchaser Fund L.P. and Broadview Capital Partners Affiliates Fund LLC.
99.1	Press release, dated July 22, 2003, announcing the commitment by Warburg Pincus and Broadview Capital Partners to broaden their investment in Proxim Corporation.